                                EXHIBIT 21 (a)

                   Subsidiaries of OXIS International, Inc.


As of December 31, 1999, the Company's subsidiaries were as follows:

                    Name                       Jurisdiction of incorporation
                    ----                       -----------------------------

         OXIS Health Products, Inc.                      Delaware
         OXIS Therapeutics, Inc.                         Delaware
         OXIS International S.A.                         France
         OXIS Acquisition Corporation                    Delaware
         OXIS Isle of Man Limited                        Isle of Man
         OXIS Instruments, Inc.                          Pennsylvania